Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports First Quarter 2019 Results;
Announces Positive 2019 Adjusted EBITDA from Continuing Operations Guidance

– Ironwood launches as GI-focused healthcare company following separation of Cyclerion Therapeutics on April 1, 2019 –

– First quarter 2019 revenue of $69 million driven primarily by LINZESS® (linaclotide) collaboration revenue; reiterates full year 2019 revenue guidance –

– LINZESS prescription demand grew 14% year-over-year in first quarter 2019 –

– Late-stage GI pipeline continues to progress; IW-3718 is enrolling patients in phase III trials and MD-7246 phase II trial expected to initiate in May 2019 –

CAMBRIDGE, Mass., May 2, 2019 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a GI-focused healthcare company, today provided an update on its first quarter 2019 results and recent business activities.

“Following the completion of the separation of Cyclerion in early April, Ironwood turned its focus exclusively to the development and commercialization of medicines that make a difference for people living with GI diseases,” said Mark Mallon, chief executive officer of Ironwood. “We are already executing on our strategy, which is centered on driving commercial performance of LINZESS, advancing our late-stage GI pipeline, and strengthening our corporate and financial profile. We also expect to transition to profitability from continuing operations in 2019 for the first time in the company’s history, an important step that we believe will create significant value for our shareholders.”

Mark Mallon continued, “LINZESS demand growth accelerated in the first quarter, increasing 14% year-over-year, with LINZESS net sales largely offset by lower net price and a reduction in channel inventory. Additionally, our pivotal Phase III program with IW-3718 for persistent GERD continues to progress, and we are on track to initiate our Phase IIb trial with MD-7246 in patients with abdominal pain associated with IBS-D in the next few weeks. If data are positive, we believe there is a substantial opportunity in this patient population, as well as in additional GI disorders where abdominal pain is a predominant symptom.”

First Quarter 2019 Financial Highlights1

(in thousands, except for per share amounts)
	1Q 2019	1Q 2018
Total revenues	$ 68,730	$ 69,155
Total costs and expenses	123,102	105,023
GAAP net loss	(59,284)	(43,144)
GAAP net loss per share	(0.38)	(0.29)
Non-GAAP net loss	(40,546)	(37,847)
Non-GAAP net loss per share	(0.26)	(0.25)

1.   Refer to the reconciliation of GAAP results to Non-GAAP Financial Measures appearing on page 14 of this press release.

First Quarter 2019 and Recent Corporate Highlights

U.S. LINZESS

•                 LINZESS U.S. net sales, as reported by Ironwood’s U.S. collaboration partner Allergan plc, were $161.3 million in the first quarter of 2019. Ironwood and Allergan share equally in U.S. brand collaboration profits.

–                Total LINZESS prescription demand in the first quarter of 2019 included approximately 30 million LINZESS capsules, a 14% increase compared to the first quarter of 2018, per IQVIA.

–                Higher year-over-year growth in LINZESS prescription demand compared to LINZESS U.S. net sales was primarily due to lower net price and a modest reduction in channel inventory.

–                Ironwood recorded $64.3 million in collaboration revenue in the first quarter of 2019 related to sales of LINZESS in the U.S. See U.S. LINZESS Commercial Collaboration table at the end of the press release.

–                Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (R&D) expenses, was $94.4 million in the first quarter of 2019, compared to $88.8 million in the first quarter of 2018. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

U.S. LINZESS Full Brand Collaboration (in thousands, except for percentages)	Three Months Ended March 31,
	2019	2018
LINZESS U.S. net sales	$161,348	$159,334
Allergan & Ironwood commercial costs and expenses	53,315	58,890
Commercial margin	67%	63%
Allergan & Ironwood R&D Expenses	13,616	11,597
Total net profit on sales of LINZESS	$94,417	$88,847
Full brand margin	59%	56%

–                In January 2019, Ironwood and Allergan announced the third patent infringement settlement with respect to LINZESS with Mylan Pharmaceuticals, Inc. Pursuant to the terms of the settlement, Ironwood and Allergan will grant Mylan a license to market its generic version of LINZESS 145 mcg and 290 mcg in the U.S. beginning February 5, 2030, and its generic version of LINZESS 72 mcg in the U.S. beginning August 5, 2030 (both subject to U.S. FDA approval), unless certain limited circumstances, customary for settlement agreements of this nature, occur.

GI Pipeline

•                 Linaclotide. Ironwood and Allergan have completed dosing in the Phase IIIb trial evaluating the efficacy and safety of linaclotide 290 mcg on multiple abdominal symptoms including pain, bloating and discomfort in patients with irritable bowel syndrome with constipation (IBS-C). Ironwood expects to report top-line data in mid-2019. If data are positive, the companies intend to begin communicating the additional benefits to patients as soon as possible.

–                Approximately 95% of surveyed IBS-C patients reported experiencing abdominal pain, bloating and/or discomfort at least once-a-week or more.

•                 IW-3718. Ironwood is currently enrolling patients in two pivotal Phase III trials of IW-3718, its gastric retentive formulation of a bile acid sequestrant for the potential treatment of persistent GERD. Data from the Phase III trials are expected in the second half of 2020.

–                The Phase III trials are identical, randomized, double-blind, placebo-controlled, multicenter trials that target enrolling approximately 1,320 total patients (660 in each trial) with persistent GERD who demonstrate evidence of pathological acid reflux.

–                Persistent GERD affects an estimated 10 million Americans who continue to suffer from heartburn and regurgitation despite receiving treatment with proton pump inhibitors (PPIs), the current standard of care.

•                MD-7246. MD-7246 is being evaluated by Ironwood and Allergan as an oral, intestinal, non-opioid, pain-relieving agent for patients in the U.S suffering from abdominal pain associated with certain GI diseases.

–               Ironwood expects to initiate a randomized, double-blind, placebo-controlled Phase II trial of MD-7246 in patients with abdominal pain associated with IBS with diarrhea (IBS-D) in May 2019. The Phase II trial is designed to evaluate the safety, tolerability, and treatment effect on abdominal pain of MD-7246 in approximately 400 IBS-D patients.

–                IBS-D affects an estimated 16 million Americans who suffer from frequent and bothersome abdominal pain with a limited number of treatment options available.

Global Collaborations and Partnerships

•                 VIBERZI® (eluxadoline). In April 2019, Ironwood and Allergan entered into a new non-exclusive U.S. co-promotion agreement for VIBERZI for the treatment of adult patients with IBS-D. Ironwood’s clinical sales specialists will continue to detail VIBERZI to the healthcare practitioners (HCPs) to whom they currently detail LINZESS. Under the terms of the new agreement, Ironwood will now be compensated at a fixed rate per call delivered to target HCPs, subject to a cap of approximately $4 million. In addition, Ironwood has the potential to receive additional consideration if a pre-specified number of VIBERZI units are sold during the term of the agreement. The agreement covers the remainder of 2019, with the opportunity for extension.

•                 LINZESS in Japan. Ironwood reported $2.6 million in sales of linaclotide active pharmaceutical ingredient (API) to Astellas in the first quarter of 2019. LINZESS was approved for the treatment of adults with IBS-C in Japan in December 2016 and for the treatment of chronic constipation in August 2018, and is being commercialized in Japan by Ironwood’s partner Astellas Pharma Inc.

•                 LINZESS in China. Ironwood expects to launch LINZESS in China with its partner AstraZeneca in the second half of 2019. Ironwood previously announced that the National Medical Products Administration approved the marketing application for LINZESS for adults with IBS-C in China in January 2019. Ironwood and AstraZeneca are jointly responsible for the commercialization of linaclotide in China, with AstraZeneca primarily responsible for local operational execution.

First Quarter Financial Results

•                 Total Revenues. Total revenues in the first quarter of 2019 were $68.7 million, consisting of $64.3 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., $2.6 million in sales of linaclotide API, and $1.8 million in linaclotide royalties, co-promotion and other revenue.

•                 Operating Expenses. Operating expenses in the first quarter of 2019 consisted of $64.7 million in SG&A expenses (including $18.9 million in separation expenses), $54.0 million in R&D expenses (including $0.5 million in separation expenses), $3.3 million in restructuring expenses, and $1.0 million in cost of revenues.

–                The separation of Ironwood and Cyclerion was completed on April 1, 2019. As a result, in the first quarter of 2019, SG&A and R&D expenses included costs related to both companies. Beginning in the second quarter of 2019, Ironwood expects to reclassify historical Cyclerion-related assets, liabilities and expenses and separation-related expenses as discontinued operations.

•                 Interest Expense. Net interest expense was $8.9 million in the first quarter of 2019, primarily in connection with the 8.375% Notes funded in January 2017 and the approximately $336 million convertible debt financing funded in June 2015. Interest expense recorded in the first quarter of 2019 includes $5.0 million in cash expense and $4.6 million in non-cash expense.

•                 Gain on Derivatives. Ironwood recorded a gain on derivatives of $3.9 million in the first quarter of 2019 related to the change in fair value of the convertible note hedges and note hedge warrants issued in connection with the convertible debt financing.

•                 Net Loss.

–                GAAP net loss was $59.3 million, or $0.38 per share, in the first quarter of 2019, compared to net loss of $43.1 million, or $0.29 per share in the first quarter of 2018. Non-GAAP net loss was $40.5 million, or $0.26 per share, in the first quarter of 2019, compared to $37.8 million, or $0.25 per share in the first quarter of 2018.

–                Non-GAAP net loss excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s convertible debt, the amortization of acquired intangible assets, the fair value remeasurement of contingent consideration related to Ironwood’s U.S. lesinurad license, and the impairment of acquired intangible assets in connection with Ironwood’s notice of termination of the lesinurad franchise. Beginning in the first quarter of 2019, Ironwood now also excludes restructuring and separation-related expenses from non-GAAP net loss. This is reflected in the non-GAAP net loss in the first quarter of 2019 and 2018 presented in this press release. See Non-GAAP Financial Measures below.

•                 Cash Flow Statement and Balance Sheet Highlights.

–                Ironwood ended the first quarter of 2019 with approximately $119 million of cash and cash equivalents.

–                Ironwood used cash from operations of approximately $42 million during the first quarter of 2019.

–                In March 2019, Ironwood paid its first principal payment of approximately $12 million on its 8.375% Notes.

Gina Consylman, Ironwood’s chief financial officer, commented, “We are at an exciting turning point in Ironwood’s trajectory as we transition toward becoming a profitable company. We believe our ability to successfully generate positive cash flows through continued top-line growth and focused investment into our core business will enable the potential for increased operational flexibility, a strengthened financial profile, and the opportunity to create outstanding shareholder value.”

Ironwood 2019 Financial Guidance

In 2019, Ironwood expects:

2019 Guidance
Total revenue	$370 – $390 million
Net interest expense	~$35 million
Separation expenses[1]	$30 – $40 million
Restructuring expenses[2]	~$3 – $4 million
(new) Adjusted EBITDA from continuing operations[3]	>$65 million
(new) LINZESS net sales growth	Low-to-mid single digit % increase

1 Separation expenses were $19.4 million in the first quarter of 2019.

2 Restructuring expenses were largely incurred during the first quarter of 2019 in connection with the reduction in workforce commenced in February 2019. Total restructuring expenses in the first quarter of 2019 were $3.3 million.

3 Adjusted EBITDA from continuing operations is expected to be calculated by subtracting net interest expense, taxes, depreciation and amortization from non-GAAP net income (loss) from continuing operations. Beginning in the second quarter of 2019, Ironwood expects to report in its financial statements GAAP net income (loss) from continuing operations which will exclude discontinued operations related to Cyclerion. Non-GAAP net income (loss) from continuing operations is expected to include adjustments from GAAP net income (loss) from continuing operations on a similar basis as described below for non-GAAP net income (loss).

Non-GAAP Financial Measures

Ironwood presents non-GAAP net loss and non-GAAP net loss per share to exclude the impact of net gains and losses on the derivatives related to our convertible notes that are required to be marked-to-market, the amortization of acquired intangible assets, the fair value remeasurement of contingent consideration associated with Ironwood’s U.S. license agreement with AstraZeneca for the exclusive rights to all products containing lesinurad, and the impairment of intangible assets associated with Ironwood’s subsequent notice of termination of the lesinurad license agreement, if any. Beginning with its first quarter 2019 financial results, Ironwood is also excluding restructuring and separation-related expenses from non-GAAP net loss. These adjustments are reflected in the non-GAAP net loss in the first quarter of 2019 and 2018 presented in this press release. Non-GAAP adjustments are further detailed below:

•                 The gains and losses on the derivatives related to our convertible notes may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period.

•                 The acquired intangible assets associated with the terminated U.S. license agreement with AstraZeneca for the exclusive rights to all products containing lesinurad are valued as of the date of acquisition and are amortized over their estimated economic useful life, and management believes excluding the amortization of acquired intangible assets provides more consistency with the treatment of internally developed intangible assets for which research and development costs were previously expensed.

•                 The contingent consideration balance also associated with the terminated U.S. lesinurad license agreement with AstraZeneca is remeasured each reporting period, and the resulting change in fair value impacts the company’s reported results of operations. The changes in the fair value remeasurement of contingent consideration do not correlate to the company’s actual cash payment obligations in the relevant period.

•                 Impairment of intangible assets is a non-cash charge that Ironwood considers to be non-recurring as it is associated with its notice of termination of the lesinurad franchise. As such, management believes that excluding the impairment of intangible assets provides more transparency into Ironwood’s continuing operations.

•                 Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Included in restructuring expenses are costs associated with exit and disposal activities.

•                 Separation expenses include costs associated with the spin-off of Cyclerion from Ironwood. These costs are considered non-recurring as the separation was a significant and unusual event. These expenses will not appear as non-GAAP adjustments used to calculate non-GAAP net income (loss) from continuing operations or adjusted EBITDA from continuing operations, as such expenses are expected to be included as part of discontinued operations, and will therefore be excluded from the calculation of GAAP net income (loss) from continuing operations.

Ironwood expects to present GAAP net income (loss) from continuing operations and adjusted EBITDA from continuing operations, a non-GAAP measure, beginning in the second quarter of 2019. Adjusted EBITDA from continuing operations is expected to be calculated by subtracting net interest expense, taxes, depreciation and amortization from non-GAAP net income (loss) from continuing operations. Non-GAAP net income (loss) from continuing operations is expected to include adjustments from GAAP net income (loss) from continuing operations on a similar basis as described above for non-GAAP net income (loss).

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net loss and non-GAAP net loss per share to GAAP net loss and GAAP net loss per share, respectively, please refer to the table at the end of this press release. Ironwood does not provide guidance on GAAP net income (loss) from continuing operations or a reconciliation of expected adjusted EBITDA from continuing operations to expected GAAP net income (loss) from continuing operations because, without unreasonable efforts, it is unable to predict with reasonable certainty the adjustments used to calculate non-GAAP income (loss) from continuing operations, including, without limitation, the mark-to-market adjustments on the derivatives related to its convertible notes.  These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income (loss) from continuing operations for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Thursday, May 2, 2019 to discuss its first quarter 2019 results and recent business activities. Individuals interested in participating in the call should dial (866) 393-4306 (U.S. and Canada) or (734) 385-2616 (international) using conference ID number 8429338. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 11:30 a.m. Eastern Time, on May 2, 2019 running through 11:59 p.m. Eastern Time on May 16, 2019. To listen to the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) using conference ID number 8429338. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a GI-focused healthcare company dedicated to creating medicines that make a difference for patients living with GI diseases. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). We are currently advancing a Phase IIIb trial evaluating the efficacy and safety of linaclotide on multiple abdominal symptoms, including pain, bloating and discomfort, in adult patients with IBS-C.

We are also advancing two late-stage, first-in-category GI product candidates: IW-3718 is a gastric retentive formulation of a bile acid sequestrant being developed for the potential treatment of persistent gastroesophageal reflux disease, and MD-7246 is a delayed-release formulation of linaclotide that is being evaluated as an oral, intestinal, non-opioid, pain-relieving agent for patients suffering from abdominal pain associated with IBS with diarrhea.

Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. For more information, please visit our newly launched website at www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand for the treatment of adult patients with irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC), based on IQVIA data.

LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72-mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 6 years of age. The safety and effectiveness of LINZESS in pediatric patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called guanylate cyclase-C (GC-C) agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and Allergan plc co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, Allergan markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood’s partner

Astellas markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with Allergan for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS

LINZESS is contraindicated in patients less than 6 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration. Use of LINZESS should be avoided in patients 6 years to less than 18 years of age. The safety and effectiveness of LINZESS have not been established in patients less than 18 years of age.

Contraindications

•                 LINZESS is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.

•                 LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•                 LINZESS is contraindicated in patients less than 6 years of age. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences.

•                 Use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age.

Diarrhea

•                 Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence >2% and greater than placebo)

•                 In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•                 In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%).  In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning:
http://www.allergan.com/assets/pdf/linzess_pi

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the development, launch, commercial availability and commercial potential of linaclotide, our other product candidates and the other products that we promote and the drivers, timing, impact and results thereof (including pipeline catalysts); expectations and timing regarding our ability to achieve profitability from continuing operations, positive cash flow and greater competitiveness and the resulting shareholder value; market size, commercial potential, prevalence, and the growth in, and potential demand for, linaclotide and other product candidates, as well as their potential impact on applicable markets; the potential indications for, and benefits of, linaclotide and other product candidates; our business and operations and any benefits or costs of the separation of Cyclerion; the anticipated timing of preclinical, clinical and regulatory developments and the design, timing and results of clinical and preclinical studies; expected periods of patent exclusivity, durability and life of the respective patent portfolios for linaclotide and other product candidates; the strength of the intellectual property protection for linaclotide and other product candidates; future licensing and commercialization efforts; the potential for, and timing of, regulatory submissions and approvals for linaclotide and other product candidates, and the level of risk associated with the path to approval; and our financial performance and results, and guidance and expectations related thereto (including the drivers and timing thereof), including expectations related to total revenue, net interest expense, separation expenses, restructuring expenses, LINZESS net sales growth and adjusted EBITDA from continuing operations (including how adjusted EBITDA from continuing operations will be calculated and when the Company will present this measure). Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development; the risk that our clinical programs and studies may not progress or develop as anticipated; the risk that findings from our completed studies may not be replicated in later studies; the efficacy, safety and tolerability of linaclotide and other product candidates; the decisions by regulatory and judicial authorities; the risk that we may never get sufficient patent protection for linaclotide and other product candidates or that we are not able to successfully protect such patents; the outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the possibility that we may not achieve some or all of the anticipated benefits of the separation of Cyclerion; the risk that financial and operating results may differ from our projections; the risk that we may not achieve profitability; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Annual Report on Form 10-K for the year ended December 31, 2018, and in our subsequent SEC filings. These forward-looking statements (except as otherwise noted) speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Further, Ironwood considers the net profit for the U.S. LINZESS brand collaboration with Allergan in assessing the product’s performance and calculates it based on inputs from both Ironwood and Allergan. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the U.S. LINZESS Brand Collaboration table and related footnotes accompanying this press release.

SOURCE: Ironwood Pharmaceuticals, Inc.

Meredith Kaya, 617-374-5082

Vice President, Investor Relations and Corporate Communications

mkaya@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2019	December 31, 2018
Assets
Cash, and cash equivalents	$119,045	$173,172
Accounts receivable, net	3,291	20,991
Related party account receivable, net	69,326	59,959
Inventory, net	593	-
Prepaid expenses and other current assets	8,327	11,063
Restricted cash, short-term	1,250	1,250
Total current assets	201,832	266,435
Restricted cash, net of current portion	6,426	6,426
Property and equipment, net	19,017	17,270
Operating lease right-of-use assets	84,833	-
Convertible note hedges	50,589	41,020
Goodwill	785	785
Other assets	56	114
Total assets	$363,538	$332,050
Liabilities and Stockholders’ Deficit
Accounts payable	$11,203	$18,123
Accrued research and development costs	9,734	8,219
Accrued expenses and other current liabilities	39,591	45,252
Capital lease obligations	-	73
Current portion of deferred rent	-	252
Current portion of 2026 Notes	45,961	47,554
Current portion of operating lease liabilities	12,080	-
Current portion of contingent consideration	-	51
Total current liabilities	118,569	119,524
Capital lease obligations, net of current portion	-	158
Deferred rent, net of current portion	-	6,308
Note hedge warrants	39,388	33,763
Convertible senior notes	269,947	265,601
Operating lease liabilities, net of current portion	79,950	-
2026 Notes, net of current portion	90,140	100,537
Other liabilities	2,723	2,530
Total stockholders’ deficit	(237,179)	(196,371)
Total liabilities and stockholders’ deficit	$363,538	$332,050

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues
Collaborative arrangements revenue	$66,152	$63,086
Product revenue, net	-	635
Sale of active pharmaceutical ingredient	2,578	5,434
Total Revenues	68,730	69,155
Costs and expenses:
Cost of revenues, excluding amortization of acquired intangible assets	1,043	2,607
Research and development	53,990	36,505
Selling, general and administrative	64,741	59,501
Amortization of acquired intangible assets	-	3,476
Loss on fair value remeasurement of contingent consideration	-	512
Restructuring expenses	3,328	2,422
Total cost and expenses	123,102	105,023
Loss from operations	(54,372)	(35,868)
Other (expense) income:
Interest expense	(9,592)	(9,273)
Interest and investment income	736	681
Gain on derivatives	3,944	1,316
Other expense, net	(4,912)	(7,276)
GAAP net (loss) income	$(59,284)	$(43,144)

GAAP net (loss) income per share—basic and diluted	$(0.38)	$(0.29)

	Three Months Ended March 31,
	2019	2018
Non-GAAP net loss	$(40,546)	$(37,847)
Non-GAAP net loss per share (basic and diluted)	$(0.26)	$(0.25)

Weighted average number of common shares used in net loss per share — basic and diluted	154,956	151,013

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(unaudited)

A reconciliation between net loss on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended March 31,
	2019	2018
GAAP net loss	$(59,284)	$(43,144)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	(3,944)	(1,316)
Amortization of intangible assets	-	3,476
Loss on fair value remeasurement of contingent consideration	-	512
Restructuring expenses	3,328	2,422
Separation expenses	19,354	203
Non-GAAP net loss	$(40,546)	$(37,847)

A reconciliation between diluted net loss per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended March 31,
	2019	2018
GAAP net income (loss) per share – Basic and Diluted	$(0.38)	$(0.29)
Adjustments to GAAP net loss per share (as detailed above)	0.12	0.04
Non-GAAP net loss per share – basic and diluted	$(0.26)	$(0.25)

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2019	2018
LINZESS U.S. net sales	$ 161,348	$ 159,334
Allergan & Ironwood commercial costs and expenses[2]	53,315	58,890
Commercial profit on sales of LINZESS	$ 108,033	$ 100,444
Commercial Margin[3]	67%	63%

Ironwood’s share of net profit	$ 54,016	$ 50,222
Reimbursement for Ironwood’s selling, general and administrative expenses[4]	10,277	10,928
Ironwood’s collaborative arrangement revenue	$ 64,293	$ 61,150

1  Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with Allergan.

2  Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

3  Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

4  Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Allergan.

U.S. LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2019	2018
LINZESS U.S. net sales	$ 161,348	$ 159,334
Allergan & Ironwood commercial costs and expenses[2]	53,315	58,890
Allergan & Ironwood R&D Expenses[3]	13,616	11,597
Total net profit on sales of LINZESS	$ 94,417	$ 88,847

1  Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2  Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

3  R&D expenses related to LINZESS in the U.S. are shared equally between Ironwood and Allergan under the collaboration agreement.